Exhibit 99.2

Gyrodyne Company of America, Inc.

Financial Results

	2014 (9)	2013 (9)	2013	2012	2011
Revenues	2,002,107	2,186,915	2,890,174	2,724,983	2,975,621
Condemnation Income (Costs)	-	(2,360)	(2,360)	167,370,518	(333,308)
Federal Tax Provision (Benefit)	-	(58,182,122)	(61,553,442)	61,649,000	-
Net Income (1)	(2,227,483)	47,380,476	46,055,205	99,048,253	(1,124,665)
Per Share Income	$(1.50)	$31.96	$31.07	$66.80	$(0.76)
Funds from Operations (FFO)	(1,392,827)	(7,933,890)	(14,470,658)	(5,712,917)	(179,490)
Adjusted Funds from Operations (AFFO)	402,339	286,104	209,943	(48,911)	183,201

(1) After Strategic Alternative Expenses	1,246,096	2,803,021	3,637,123	1,013,043	29,383
Impairment Charges	200,000	2,100,000	2,100,000	-	-
Incentive Compensation	-	5,096,481	5,096,481	4,249,964	-
Income from Discontinued Operations (Fairfax & Cortlandt Manor)	562,866	327,471	417,315	129,183	264,023
Excise Tax	-	3,396,320	3,521,320	-	-

Revenues in Discontinued Operations	1,728,800	1,603,017	2,139,795	2,264,125	2,544,083

Gyrodyne Company of America, Inc.

Reconciliation of Net (Loss) Income to FFO and AFFO

	2014 (9)	2013 (9)	2013	2012	2011
Reconciliation to AFFO
Net (loss) income	$(2,227,483)	$47,380,476	$46,055,205	$99,048,253	$(1,124,665)
Net income from condemnation	-		-	167,370,518	-
Income tax (benefit) provision	-	(58,182,122)	(61,553,442)	61,649,000	-
Depreciation and amortization
from continuing operations	249,660	264,321	344,478	330,034	323,538
from discontinued operations	314,935	449,234	609,247	570,061	552,563
Total depreciation and amortization	564,595	713,555	953,725	900,095	876,101
Amortization of capitalized leasing costs	70,061	54,201	73,854	60,253	69,074
Impairment Charges	200,000	2,100,000	2,100,000	-	-
FFO	(1,392,827)	(7,933,890)	(12,370,658)	(5,712,917)	(179,490)
Condemnation	-	2,360	2,360	-	333,308
Restructuring	-	64,237	64,237	-	-
Strategic Alternative Expenses	1,246,096	2,803,021	3,637,123	1,013,043	29,383
Nonrecurring Governance items relating to ICP	-	-	5,565	-	-
Incentive Compensation Payments	-	5,096,861	5,096,481	4,249,963	-
Excise Tax	-	-	3,521,320	-	-
Dividend note interest	542,570	-	-	-	-
Amortization of dividend note costs	6,500	-	-	-	-
Debt prepayment penalties and related costs	-	253,515	253,515	401,000	-
AFFO	$402,339	$286,104	$209,943	$(48,911)	$183,201